Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Enjoy Technology, Inc., as the successor to Marquee Raine Acquisition Corp., of our report dated March 19, 2021 relating to the financial statements of Enjoy Technology, Inc., which appears in Enjoy Technology, Inc.’s final prospectus, as amended, filed pursuant to Rule 424(b) on December 20, 2021 in connection with the Registration Statement on Form S-1 (No. 333-260568).

/s/  PricewaterhouseCoopers LLP

San Francisco, California

December 20, 2021